Exhibit 5

[FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. LETTERHEAD]

October 7, 2004

Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, ME 04106

Gentlemen and Ladies:

As the General Counsel to Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), I am familiar with the registration statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission relating to 1,893,169 shares (the “Shares”) of the Company’s Common Stock to be issued pursuant to and in accordance with the Fairchild Semiconductor Stock Plan (the “Plan”).

It is my opinion that the Shares, when issued and sold hereafter in accordance with the provisions of the Plan, in accordance with Delaware law and upon payment of the price for the Shares as contemplated by the Plan and option or other agreements entered into under the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as part of the filing of the above-referenced registration statement.

Yours truly,

/s/ Paul D. Delva

Paul D. Delva
Vice President and General Counsel